PROSPECTUS SUPPLEMENT


Prospectus Supplement dated March 13, 2002                        Rule 424(b)(3)
To Prospectus dated March 12, 2002                            File No. 333-83576


                                41,092,645 SHARES

                                 THE 3DO COMPANY

                                  COMMON STOCK

         This Prospectus Supplement dated as of March 13, 2002 supplements and amends the Prospectus dated March 12, 2002 as follows and should be read in connection with the Prospectus.

         The beneficial ownership information table in the section of "Selling Stockholders" on page 22 of the prospectus is supplemented and amended as follows:


                                                     Beneficial                           Beneficial
                                                    Ownership of                         Ownership of       Percent of
                                                    Common Stock      Common Stock       Common Stock      Common Stock
                                                    Prior to the     Offered by This      After the       Owned After the
          Name of Selling Stockholders                Offering         Prospectus          Offering        Offering (2)
          ----------------------------                --------         ----------          --------        ------------
HFTP Investment L.L.C. (1).................           12,368,988        23,203,058                  0                 *
Gaia Offshore Master Fund, Ltd. (1)........            4,810,162         9,023,411                  0                 *
Wm. M. Hawkins, Jr., Trustee, Wm. M. &
   Helen S. Hawkins Trust U/A Apr. 25,
   1981 (3)................................            2,904,262         5,156,236            155,600                 *
Michael Marks (4)..........................              766,814           644,529            423,232                 *
Charles W. Romberger (5)...................              166,045           244,919             35,484                 *
William R. Reid............................              147,432           257,810             10,000                 *
Duncan O. Naylor and Barbara A. Naylor,
   ttees FBO Naylor 1992 Revocable Trust
   u/t/a 2/4/92............................               68,715           128,904                  0                 *
Gregory W Riker and Janis L Riker..........              137,432           257,810                  0                 *
Alfred Z. Spector..........................              137,432           257,810                  0                 *
Charles Schwab & Co., Inc. CUST FBO Fari
   Amini, IRA..............................              137,432           257,810                  0                 *
Augustus S. Hawkins (6)....................              435,465           515,623            160,600                 *
Mark Lewis.................................              137,432           257,810                  0                 *
The Posehn Family Trust Dated 10/5/94......              103,715           128,904             35,000                 *
Eugene & Corinne O'Kelly...................              171,791           322,265                  0                 *
Bruce Zweig................................               68,715           128,904                  0                 *
Gerard Klauer Mattison & Co., Inc.(7)......              306,842           306,842                  0                 *
                                                    ------------      ------------       ------------      ------------
TOTAL......................................           22,868,674        41,092,645            819,916                 *
                                                    ============      ============       ============      ============


---------------------------
*    Less than one percent.

(1) Promethean Asset Management, LLC, a New York limited liability company ("Promethean"), serves as investment manager to HFTP Investment L.L.C. ("HFTP") and Gaia Offshore Master Fund, Ltd. ("Gaia") and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP and Gaia by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP and Gaia. The ownership information for HFTP does not include the ownership information for Gaia and the ownership information for Gaia does not include the ownership information for HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP and Gaia, and each of HFTP and Gaia disclaims beneficial ownership of the shares beneficially owned by the other. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean, HFTP and Gaia.

(2)  Based on 53,756,342 shares outstanding as of March 12, 2002.

(3) William M. Hawkins, Jr. is the father of William M. Hawkins, III, the chairman of our board of directors and our chief executive officer.

(4) Includes 323,232 shares subject to warrants exercisable within 60 days of March 12, 2002.

(5) Mr. Romberger is our employee. Includes 35,484 shares subject to an option exercisable within 60 days of March 12, 2002.

(6) Augustus S. Hawkins is the brother of William M. Hawkins, III, the chairman of our board of directors and our chief executive officer.

(7) We entered into a letter agreement, dated July 5, 2001, as amended, with Gerard Klauer Mattison & Co., Inc. pursuant to which Gerard Klauer Mattison & Co., Inc. acted as placement agent in connection with the sale of the series A redeemable convertible preferred shares. Gerard Klauer Mattison & Co., Inc. is controlled by its Board of Directors, which consists of Emanuel Gerard, Gerold Klauer and Charles F. Ughetta.
